Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Amendment No. 1 to the Registration Statement on Form 10 is a part, of the report dated November 7, 2011 relative to the financial statements of Accelerated Acquisition XVII, Inc., as of November 7, 2011 and for the period October 21, 2011 (date of inception) through November 7, 2011.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida
November 15, 2011